Convertible Promissory Note

$ 30,000	April 2, 2012

For value received the undersigned Microsmart Devices, Inc., a Nevada corporation. ("Borrower"), promises to pay on December 31, 2013 (the "Due Date") to the order of Zentar Securities ("Lender"), the principal sum of Thirty Thousand ($30,000) together with interest thereon until paid at the rate of five percent (5%) per annum based on the actual number of days elapsed over a year of 365 days, by wire transfer of immediately available funds to the address provided by Lender to Borrower prior to the Due Date. Interest shall be paid on the Due Date or, if earlier, the date of conversion of the principal of and interest on this Convertible Promissory Note into shares of common stock of Borrower pursuant to Section 8 or the date of prepayment of such principal pursuant to Section 7.

1. Notices. Any notice required by this Convertible Promissory Note or given in connection with it, shall be in writing and shall be given to the appropriate party by email.

If to Borrower: Microsmart Devices, Inc., c/o Peter B. Hirshfield, Esq., phirshfield@hirshfieldlaw.com.

If to Lender: Zentar Securities: c/o Paul Gravatt, paul@carusouk.com.

2. No Waiver. The waiver or failure of either party to exercise in any respect any right provided in this Convertible Promissory Note shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

3. Entirety of Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Convertible Promissory Note. There are no written or oral understandings directly or indirectly related to this Convertible Promissory Note that are not set forth herein. No change can be made to this Convertible Promissory Note other than in writing and signed by both parties.

4. Governing Law. This Convertible Promissory Note shall be construed and enforced according to the laws of the State of Nevada and any dispute under this Convertible Promissory Note must be brought in this venue and no other.

5. Headings in this Convertible Promissory Note. The headings in this Convertible Promissory Note are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Convertible Promissory Note.

6. Severability. If any term of this Convertible Promissory Note is held by a court of competent jurisdiction to be invalid or unenforceable, then this Convertible Promissory Note, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

7. Prepayment. Borrower shall have the right at any time prior to the Due Date to prepay the principal of, and interest accrued on, this Convertible Promissory Note by delivering to Lender a written Notice of Prepayment ("Notice of Prepayment") that provides that, unless the principal of and interest accrued on this Convertible Promissory Note shall have been converted into Six Hundred Thousand (600,000) shares of common stock of Borrower within three (3) business days of Lender's receipt of the Notice of Prepayment, the principal of and interest accrued on, this Convertible Promissory Note shall be prepaid by wire transfer of immediately funds without penalty or premium on the fourth (4th) business day after Lender's receipt of the Notice of Prepayment

8. Conversion into Common Stock. Lender shall have the right, at any time during 2013 or within three (3) business days after Lender shall have received a Notice of Prepayment of this Convertible Promissory Note, to convert the principal of and interest accrued on this Convertible Promissory Note into Six Hundred Thousand (600,000) shares of common stock of Borrower. To exercise its right to convert, Lender shall deliver this Convertible Promissory Note to Borrower at the address provided by Borrower in the Notice of Prepayment against delivery by Borrower to Lender of a stock certificate registered in Lender's name representing Six Hundred Thousand (600,000) shares of common stock of Borrower. If Borrower shall be unable to pay the principal of and interest on this Convertible Promissory Note on the Due Date, Borrower shall have the right on the Due Date to compel Lender to accept, in exchange for its rights under this Convertible Promissory Note and the surrender of this Convertible Promissory Note, a stock certificate registered in the Lender's name representing Six Hundred Thousand (600,000) shares of common stock of Borrower.

9. Certain Disclosures and Representations. Neither this Convertible Promissory Note nor the shares of common stock of Borrower into which the principal of and interest accrued on this Convertible Promissory may be converted (the "Conversion Shares") have been registered under the Securities Act of 1933 (the "1933 Act") or the laws of any state of the United States or other domestic or foreign jurisdiction ("Other Laws"). This Convertible Promissory Note and the Conversion Shares are being offered and sold in reliance upon exemptions from the registration requirements of the 1933 Act and the Other Laws. Lender hereby represents and warrants that this Convertible Promissory Note is being acquired, and that the Conversion Shares, if issued, will be acquired, for investment purposes only and not with a view to sale or distribution. Lender will not be able to resell this Convertible Promissory Note or the Conversion Shares unless this Convertible Promissory Note or the Conversion Shares are registered under the 1933 Act and registered or qualified under the Other Laws (or unless an exemption from such registration and qualification exists and is available and Borrower receives a written legal opinion, in form and substance acceptable to Borrower, confirming the existence and availability of such exemption). Lender is prepared to bear the economic risk of investment for an indefinite period of time. Neither this Convertible Promissory Note nor the Conversion Shares have been approved or disapproved by the Securities and Exchange Commission (the "Commission") or any other domestic or foreign regulatory authority ("Other Authorities"), nor has the Commission or any of the Other Authorities passed upon the merits of this offering, nor the accuracy of adequacy of the disclosure made by Borrower in connection therewith. Any representation to the contrary is a criminal offense.

In Witness Whereof, Borrower and Lender have executed this Convertible Promissory Note as of the date first written above.
Microsmart Devices, Inc. By: _/s/ Hernando A. Cruz Hernando A. Cruz	Zentar Securities By: /s/ Juerg Walker Juerg Walker